Exhibit 99.1
FOR IMMEDIATE RELEASE
ASYST TECHNOLOGIES REPORTS SALES AND BOOKINGS
FOR FIRST QUARTER OF FISCAL 2007
     FREMONT, Calif., Aug. 3, 2006 — Asyst Technologies, Inc. (NASDAQ: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today reported sales and bookings for its fiscal first quarter ended June 30, 2006.
     Consolidated net sales for the quarter were $117 million, up from $110 million in the prior sequential quarter. Net sales of tool and fab automation products at ATI were $51 million, which compares with $46 million in the prior sequential quarter. Net sales of Automated Material Handling Systems (AMHS) at Asyst Shinko, Inc. (ASI) were $66 million, which compares with $64 million in the prior sequential quarter.
     Total bookings for the quarter were $173 million, up 12% from $154 million in the prior sequential quarter. Bookings at ATI were essentially flat with the prior sequential quarter at $55 million, but were up 75% from the same quarter a year ago. Bookings of two of the company’s key new products, the Spartan™ sorter and Spartan EFEM (Equipment Front-End Module), collectively doubled quarter-over-quarter. Bookings at ASI increased 19% to $118 million, driven by continued strength in 300mm AMHS systems. The company’s overall book-to-bill ratio was 1.48:1 and backlog was approximately $213 million.
     As announced on July 31, 2006, the company will not be in a position to announce additional first quarter GAAP or non-GAAP financial results until a special committee of independent directors has completed its previously announced inquiry into the company’s past stock option grants and practices. As announced previously, preliminary information obtained in this inquiry indicates instances where incorrect measurement dates were used for financial accounting purposes for certain stock option grants in prior years. Once the special committee completes its inquiry, it may determine that the financial impact is material to certain prior fiscal periods and, in such cases, the company would be required to record additional non-cash charges for stock-based compensation expense and the resulting tax effects. The company will not be able to file with the SEC its Form 10-Q for the fiscal first quarter ended June 30, 2006, or its Form 10-K for the fiscal year ended March 31, 2006, until the special committee inquiry and related accounting review are completed. As announced previously, the company currently does not expect that the inquiry and related accounting review will be completed until after the date its Form 10-Q for the fiscal first quarter is required to be filed.
     The company further disclosed that on Aug. 1, 2006, it was informed that a purported shareholder derivative action was filed in the United States District Court for the Northern District of California. The complaint against various officers and directors of the company alleges various claims based upon the Company’s alleged practices in granting stock options from 1995 through the present.

About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
Conference Call Details
A live webcast of the conference call to discuss the quarter’s results will take place today, Aug. 3, 2006, at 5:00 p.m. Eastern Time. The webcast will be publicly available on Asyst’s website at http://www.asyst.com and accessible by going to the investor relations page and clicking on the “webcast” link. For more information, including this press release, any non-GAAP financial measures that may be discussed on the webcast as well as the most directly comparable GAAP financial measures and a reconciliation of the difference between those GAAP and non-GAAP financial measures, as well as any other material financial and other statistical information contained in the webcast, please visit Asyst’s website at www.asyst.com. A replay of the Webcast may be accessed via the same procedure. In addition, a standard telephone instant replay of the conference call is available by dialing (303) 590-3000, followed by the passcode 11067664 #. The audio instant replay is available from Aug. 3 at 7 p.m. Eastern Time through Aug. 19 at 2:59 a.m. Eastern Time.
Forward Looking Statements
Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements regarding the expected time of completion of the special committee’s inquiry and the intended date of filing the company’s Annual Report on Form 10-K and fiscal first quarter report on Form 10-Q. The forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: uncertainties relating to the time needed for our special committee of independent directors to complete its inquiry into our past stock option grants and practices; uncertainties related to the time required for our auditors to review the results of the special committee’s inquiry; uncertainty as to whether the final resolution of previously announced matters could relate to historical financial statements, and could require a restatement of such financial statements; uncertainties relating to our ability to determine, complete and timely file a restatement of prior period financial statements; uncertainties relating to the time needed by our independent auditors to complete their audit of our financial statements and review of the Form 10-K for our fiscal year 2006, and review of Form 10-Q for our fiscal first quarter ended June 30, 2006; uncertainty whether delays in filing our Form 10-K for our fiscal year 2006, or periodic reports for subsequent reporting periods, could result in de-listing of our common stock from the NASDAQ Global Market and uncertainties that may be associated with the hearing we have requested or appeals that seek to avoid de-listing for failure to file timely periodic reports with the SEC; uncertainty that these or other matters could comprise a material weakness in the company’s internal control over financial reporting, which could prevent the company from timely meeting its future reporting requirements or obligation to maintain effective internal control; volatility in our stock price pending resolution of or resulting from the matters discussed above; the impact of lawsuits or other proceedings initiated in relation to the matters discussed above or the company’s prior stock option practices; the outcome of the previously announced SEC and Department of Justice inquiries; uncertainty whether fees and expenses associated with the special committee and governmental inquiries, NASDAQ hearing, accounting review, potential lawsuits, or other matters arising from the company’s prior stock option practices could be material in any reporting period; requests by current or former officers and directors of the company for indemnification or advancement or reimbursement of fees and expenses; distraction of management’s attention from our operations; and other factors more fully detailed in the company’s annual report on Form 10-K for the year ended March 31, 2005, and other reports filed with the Securities and Exchange Commission.
“Asyst” and “Spartan” are registered trademarks of Asyst Technologies, Inc. “Asyst Shinko” is a trademark of Asyst Shinko, Inc. All Rights Reserved.

Contact:	John Swenson
Vice President, Investor Relations & Corporate Communications
510-661-5000